Exhibit 10.25

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EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is between Clear Channel Outdoor Holdings, Inc. (“CCOH” or “Company”) and Ronald Cooper (“Employee”).

1.	TERM OF EMPLOYMENT

This Agreement commences December 10, 2009 (“Effective Date”) and shall continue until terminated by either party in accordance with Section 8 of this Agreement (the “Employment Period”).

2.	TITLE AND EXCLUSIVE SERVICES

(a) Title and Duties. Employee’s title is Chief Executive Officer—Clear Channel Outdoor, Inc.—Americas, and he will perform job duties that are usual and customary for this position. Employee will report to the Chief Executive Officer of the Company (the “CEO”) and shall perform such duties on behalf of the Company as may be assigned by the CEO from time to time. Employee acknowledges receipt of the Company’s Code of Business Conduct and Ethics and will review and abide by its terms.

(b) Exclusive Services. Employee shall not be employed or render services elsewhere during the Employment Period; provided that with advance notice to the CEO, Employee may participate in educational, welfare, social, religious and civic organizations and any other activities approved by the CEO, so long as such activities do not materially and adversely interfere or conflict with Employee’s performance of his obligations hereunder or conflict in any material way with the business of the Company. The Company agrees that Employee is and may remain a member of the Board of Directors of CSG Systems, Inc.

3.	COMPENSATION AND BENEFITS

(a) Base Salary. Employee shall be paid an annual salary of Seven Hundred SeventyFive Thousand Dollars ($775,000.00) (“Base Salary”) and is eligible for annual salary increases commensurate with Company policy.

(b) Vacation. Employee is eligible for vacation days as set forth in the Employee Guide, which will not be less than 20 days paid vacation per year.

(c) Annual Bonus. Eligibility for an Annual Bonus is based on financial and performance criteria established by Company and approved in the annual budget, and will be paid no later than March 15 each calendar year following the year in which the Annual Bonus was earned. For calendar year 2010 and each calendar year thereafter during the Employment Period, Employee’s target bonus (the “Target Bonus”) shall be no less than One Million Dollars ($1,000,000.00), subject to bonus criteria of 70% Company financial performance-based and 30% MBO-based. The MBOs for the 2010 calendar year are to be mutually agreed upon with the CEO no later than March 10, 2010. The Company agrees that no other similarly situated executive domestic employees of the Company and its domestic affiliates (including, without limitation, affiliates of CC Media Holdings, Inc. (“CCMH”)) shall be provided a bonus or incentive plan in any year that is on more favorable terms than that in place for Employee. The payment of any Annual Bonus shall be subject to Section 19 and shall be within the Short-Term Deferral period under Section 409A (as defined in Section 19) and applicable regulations and net of any applicable withholding tax or other deductions required by law or Company benefit plans.

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(d) Benefit Plans. Employee may participate in employee welfare benefit plans in which other similarly situated employees of the Company and its affiliated companies may participate, on the same terms as may be applicable to such similarly situated employees, as such welfare benefit plans are stated in the Employee Guide. Additionally, Employee shall be eligible for any other benefits, including fringe benefits, severance benefits in excess of those described in Section 9 of this Agreement, and any other benefits that do not constitute a welfare benefit plan, on the same or better terms as any other similarly situated executive domestic employees of the Company and its domestic affiliates (including, without limitation, affiliates of CCMH) may receive. Employee acknowledges receipt of the Employee Guide available on the intercompany website and will review and abide by its terms.

(e)	Expenses.

(i) Subject to Section 19 and required withholding, Company will reimburse Employee for travel and entertainment related expenses, consistent with past practices pursuant to Company policy.

(ii) The Company agrees to reimburse Employee for all reasonable expenses associated with Employee’s commute from the Denver metropolitan area to the Phoenix metropolitan area (or any other location to which the Company’s headquarters is relocated) and housing expenses for Phoenix (or such other location) until no later than August 2012. Employee agrees to relocate from the Denver metropolitan area to the location of the Company’s headquarters during or prior to August 2012 and that his failure to so relocate by such date will constitute a voluntary termination by Employee without Good Cause pursuant to Section 8(e). Upon Employee’s relocation as contemplated pursuant to this paragraph, the Company will pay relocation costs associated with such relocation in accordance with the applicable Company relocation policies.

(f) Equity Compensation. As additional consideration for entering into this Agreement, Employee shall be granted equity compensation as set forth on Exhibit A hereto, which grants shall be evidenced by the award agreements attached hereto as Exhibit B, Exhibit C and Exhibit D.

4. NONDISCLOSURE OF CONFIDENTIAL INFORMATION. During the course of the Employee’s employment with the Company, the Company will provide the Employee with access to certain confidential information, trade secrets, and other matters which are of a confidential or proprietary nature, including but not limited to the Company’s customer lists, pricing information, production and cost data, compensation and fee information, strategic business plans, budgets, financial statements, and other information the Company treats as confidential or proprietary (collectively the “Confidential Information”). The Company provides on an ongoing basis such Confidential Information as the Company deems necessary or desirable to aid the Employee in the performance of his duties. The Employee understands and acknowledges that such Confidential Information is confidential and proprietary, and agrees not to use or disclose such Confidential Information to anyone outside the Company except to the extent that (i) the Employee deems such disclosure or use reasonably necessary or appropriate in connection with performing his duties on behalf of the Company; (ii) the Employee is required by order of a court of competent jurisdiction (by subpoena or similar process) to disclose or discuss any Confidential Information, provided that in such case, the Employee shall promptly inform the Company of such event, shall cooperate with the Company in attempting to obtain a protective order or to otherwise restrict such disclosure, and shall only disclose Confidential Information to the minimum extent necessary to comply with any such court order. Confidential Information shall no longer be deemed confidential or proprietary at such time as it becomes generally known to and available for use in the industries in which the Company does business, other than as a result of any action or inaction by the Employee. The Employee further agrees that he will not during employment and/or at any time thereafter use such Confidential Information in competing, directly or indirectly, with the Company. At such time as the Employee shall cease to be employed by the Company, he will immediately turn over to the Company all Confidential Information, including papers, documents, writings, electronically stored information, other property, and all copies of them, provided to or created by him during the course of his employment with the Company. This nondisclosure covenant is binding on the Employee, as well as his heirs, successors, and legal representatives, and will survive the termination of this Agreement for any reason.

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5. NONHIRE OF COMPANY EMPLOYEES. To further preserve the rights of the Company pursuant to the nondisclosure covenant discussed above, and for the consideration promised by the Company under this Agreement, during the term of the Employee’s employment with the Company and for a period of eighteen (18) months thereafter, regardless of the reason for termination of employment, the Employee will not, directly or indirectly, (i) hire any current or prospective employee of the Company, or any subsidiary or affiliate of the Company (including, without limitation, any current or prospective employee of the Company within the 6-month period preceding the Employee’s last day of employment with the Company or within the 18-month period of this covenant) who worked, works, or has been offered employment by the Company and with respect to whom Employee had any role, direct or indirect, in recruiting on behalf of the Company or who was, or would have been, a direct report of Employee in his position at the Company; (ii) solicit or encourage any such employee to terminate their employment with the Company, or any subsidiary or affiliate of the Company; or (iii) solicit or encourage any such employee to accept employment with any business, operation, corporation, partnership, association, agency, or other person or entity with which the Employee may be associated.

6. NON-INTERFERENCE. To further preserve the rights of the Company pursuant to the nondisclosure covenant discussed above, and for the consideration promised by the Company under this Agreement, during the term of the Employee’s employment with the Company and for a period of eighteen (18) months thereafter, regardless of the reason. for termination of employment, the Employee will not, directly or indirectly, for the benefit of any Competing Business (determined, for purposes of this paragraph, without respect to any geographic limitations on scope that might otherwise apply to such definition for other purposes within this Agreement), call upon, compete for, solicit, divert, or take away, or attempt to divert or take away current or prospective customers (including, without limitation, any customer with whom the Company, or any subsidiary or affiliate of the Company, (i) has an existing agreement or business relationship; (ii) has had an agreement or business relationship within the six-month period preceding the Employee’s last day of employment with the Company; or (iii) has included as a prospect in its applicable pipeline) of the Company, or any subsidiary or affiliate of the Company.

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7. NON-COMPETITION. To further preserve the rights of the Company pursuant to the nondisclosure covenant discussed above, and for the consideration promised by the Company under this Agreement, during the Employee’s employment with the Company and for a period of eighteen (18) months thereafter (such eighteen (18) month period, the “Non-Compete Period”), regardless of the reason for termination of employment, the Employee will not, directly or indirectly, as an owner, director, principal, agent, officer, employee, partner, consultant, servant, or otherwise, carry on, operate, manage, control, or become involved in any manner with any business, operation, corporation, partnership, association, agency, or other person or entity which is in the same business as the Company in any location in which the Company, or any subsidiary or affiliate of the Company, operates or has plans or has projected to operate during the Employee’s employment with the Company, including any area within a 50-mile radius of any such location (a “Competing Business”); for purposes of clarification, Competing Business does not include any cable TV, broadband or internet company that sells advertising on any of its electronic or digital formats (but does include such entities if the entity sells outdoor advertising or radio advertising, excluding public radio)). The foregoing shall not prohibit the Employee from owning up to 5.0% of the outstanding stock of any publicly held company. Notwithstanding the foregoing, after the Employee’s employment with the Company has terminated, upon receiving written permission by the Board of Directors of the Company (the “Board”), the Employee shall be permitted to engage in such competing activities that would otherwise be prohibited by this covenant if such activities are determined in the sole discretion of the Board in good faith to be immaterial to the operations of the Company, or any subsidiary or affiliate of the Company, in the location in question.

The Company and the Employee agree that the restrictions contained in this noncompetition covenant are reasonable in scope and duration and are necessary to protect the Company’s business interests and Confidential Information. If any provision of this noncompetition covenant as applied to any party or to any circumstance is adjudged by a court or arbitrator to be invalid or unenforceable, the same will in no way affect any other circumstance or the validity or enforceability of this Agreement. If any such provision, or any part thereof, is held to be unenforceable because of the scope, duration, or geographic area covered thereby, the parties agree that the court or arbitrator making such determination shall have the power to reduce the scope and/or duration and/or geographic area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be, enforced. The parties agree and acknowledge that the breach of this noncompetition covenant may cause irreparable damage to the Company, and upon breach of any provision of this noncompetition covenant, the Company shall be entitled to injunctive relief, specific performance, or other equitable relief; provided, however, that this shall in no way limit any other remedies which the Company may have (including, without limitation, the right to seek monetary damages).

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Should the Employee violate the provisions of this noncompetition covenant, then in addition to all other rights and remedies available to the Company at law or in equity, the duration of this covenant shall automatically be extended for the period of time from which the Employee began such violation until he permanently ceases such violation.

8.	TERMINATION

Employment may be terminated by mutual agreement or:

(a) Death. The date of Employee’s death or court-declared presumed death shall be the termination date.

(b) Disability. Company may terminate employment if Employee is unable to perform the essential functions of his full-time position for more than 180 consecutive days in any 12 month period, subject to applicable law.

(c) Termination By Company. Company may terminate employment with or without Cause. “Cause” means Employee’s:

(i) willful misappropriation of or material misrepresentation regarding property of Company that causes material and demonstrable injury to the Company, whether monetary or otherwise, but not including customary and de minimis use of Company property for personal purposes, as determined in discretion of Company;

(ii) willful and unreasonable refusal to follow lawful directives of the CEO;

(iii) felony conviction, plea of nolo contendere for a felony, or other criminal conduct that has or would result in material and demonstrable injury, whether monetary or otherwise, to Company’s reputation, including conviction of fraud, theft, embezzlement, or a crime involving moral turpitude;

(iv) material breach of this Agreement; or

(v) significant violation of Company’s written employment and management policies that causes material and demonstrable injury, whether monetary or otherwise, to the Company, including without limitation, violation of sexual or other harassment policies.

If Company elects to terminate for Cause under (c)(i), (ii), (iv) or (v), Employee shall have thirty (30) days to cure after written notice, except where such cause, by its nature, is not curable or the termination is based upon a recurrence of an act previously cured by Employee.

(d) Termination By Employee For Good Cause. Employee may terminate his employment at any time for “Good Cause,” which is: (i) Company’s failure to comply with a material term of this Agreement after written notice by Employee specifying the alleged failure; and Company’s failure to cure within thirty (30) days after such notice; or (ii) a substantial and unusual increase in responsibilities and authority without an offer of additional reasonable compensation as determined by Company in light of compensation for similarly situated employees; or (iii) a substantial and unusual reduction in responsibilities or authority. If Employee elects to terminate his employment for “Good Cause,” Employee must provide Company written notice within thirty (30) days after Employee’s knowledge of the specific acts or events which give rise to “Good Cause” (or, if earlier, the date Employee reasonably should have known of such specific acts or events), after which Company shall have thirty (30) days to cure. If Company has not cured and Employee elects to terminate his employment, he must do so within ten (10) days after the end of the cure period.

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(e) Termination By Employee Without Good Cause. Employee may terminate his employment at any time without “Good Cause” with ninety (90) days advance written notice to the CEO (which termination of employment with such advance written notice shall not constitute a breach of this Agreement by Employee), in which case the Company may terminate Employee’s employment immediately upon or anytime after receipt of such notice, which termination shall not be a termination by the Company without Cause, and pay Employee any Base Salary remaining with respect to such ninety (90) day advance notice period if Employee signs a Severance Agreement and General Release of claims in a form satisfactory to Company.

9. COMPENSATION UPON TERMINATION

(a) Death. Upon termination of employment pursuant to Section 8(a), the Company shall pay to Employee’s designee or, if no person is designated, to Employee’s estate, (i) Employee’s unpaid Base Salary, if any, less applicable payroll, taxes and other deductions, that was earned through the termination date but not otherwise previously paid, which shall be paid within 30 days of the date of Employee’s termination of employment (“Accrued Base Salary”), (ii) the Annual Bonus, if any, that Employee earned with respect to the calendar year prior to the calendar year that includes the termination date (to the extent not paid as of the date of termination) shall be paid at the time such Annual Bonus is payable in accordance with Section 3(c), less applicable payroll, taxes and other deductions (the “Unpaid Prior Year Bonus”), (iii) a pro-rata portion of the Annual Bonus for the calendar year that includes the termination date (which proration shall be determined by the Company and payable only as follows: If Employee’s termination date is between September 1st and December 31st, Employee’s designee or estate will receive a pro-rata portion of the Annual Bonus calculated based upon performance as of the termination date as related to overall performance at the end of the calendar year for which pro-rata portion of the Annual Bonus Employee shall be eligible only if a bonus would have been earned by the end of the calendar year and the calculation and payment of the pro-rata bonus, if any, will be pursuant to the plan in effect during the calendar year that includes the date of termination) but not later than the March 15 following the end of such calendar year, less applicable payroll, taxes and other deductions (the “Pro-Rata Bonus”)and (iv) any payments required under applicable employee benefit plans. The Company shall have no further obligation to Employee upon such termination under this Agreement.

(b) Disability. Upon termination of employment pursuant to Section 8(b), the Company shall pay to Employee, or, in the event of Employee’s legal incapacity, to the individual who holds a power of attorney on behalf of Employee ( the “POA”), any Accrued Base Salary and any payments required under applicable employee benefit plans. In addition, if Employee signs and delivers a Severance Agreement and General Release of claims in a form satisfactory to the Company (the “Release”) and such Release is no longer subject to revocation, if applicable, or if Employee is legally incapacitated, on the date that is sixty (60) days after the date of Employee’s termination of employment (the “Payment Date”), then the Company shall pay to Employee or the POA on the Payment Date, if payable, any (i) Unpaid Prior Year Bonus and/or (ii) any Pro-Rata Bonus.

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(c) Termination By Company For Cause: Upon termination of employment by the Company for Cause pursuant to Section 8(c), the Company shall pay to Employee any Accrued Base Salary and any payments required under applicable employee benefit plans. The Company shall have no further obligation to Employee upon such termination under this Agreement.

(d) Termination By Company Without Cause or By Employee With Good Cause. Upon termination of employment by the Company without Cause pursuant to Section 8(c) and not by reason of disability (within the meaning of Section 8(b)), or upon termination of employment by Employee for Good Cause pursuant to Section 8(d), the Company will pay to Employee any Accrued Base Salary and any payments required under applicable employee benefit plans. In addition, if Employee signs and delivers the Release to the Company after the date of Employee’s termination of employment and such Release is no longer subject to revocation, if applicable, on the Payment Date, then the Company shall pay to Employee a single lump sum on the Payment Date equal to (less applicable payroll, taxes and other deductions), (i) one and one-half (1.5) times the sum of (x) Employee’s annual rate of Base Salary on the date of termination plus (y) the Target Bonus with respect to the calendar year that includes the date of termination (the “Severance Payment”), plus, if payable, any (ii) Unpaid Prior Year Bonus and/or (iii) Pro-Rata Bonus. The Company shall have no further obligation to Employee upon such termination under this Agreement.

Notwithstanding the foregoing, if Employee violates Section 7 of this Agreement during the Non-Compete Period, then Employee shall forfeit any right to the pro-rata portion of the Severance Payment equal to the quotient of (x) the number of full months remaining in the NonCompete Period after the date such breach occurs divided by (y) eighteen (18), which quotient shall be multiplied by (z) the Severance Payment, and Employee shall reimburse such forfeited pro-rata portion of the Severance Payment to the Company within thirty (30) days of notice of such violation from the Company. The foregoing shall not affect Company’s right to enforce the Non-Compete pursuant to Section 7.

(e) Termination By Employee Without Good Cause: Upon termination of employment by Employee without Good Cause pursuant to Section 8(e), the Company shall pay any Accrued Base Salary and any payments required under applicable employee benefit plans. In addition, if Employee signs and delivers the Release after the date of Employee’s termination of employment and such Release is no longer subject to revocation, if applicable, on the Payment Date, then the Company shall pay to Employee on the Payment Date, if payable, any Unpaid Prior Year Bonus. If the Company terminates Employee’s employment immediately upon or after receipt of Employee’s notice of termination (such termination by the Company shall not be deemed a termination by the Company without Cause), the Company shall also pay any pro-rata Base Salary for the remaining portion of the ninety (90) day notice advance period as described in Section 8(e) if Employee signs and delivers the Release after the date of Employee’s termination of employment and such Release is no longer subject to revocation, if applicable, on the Payment Date (and pro-rata Base Salary that would otherwise be paid sooner shall be paid on the earlier of the date such Release becomes irrevocable or the Payment Date). The Company shall have no further obligation to Employee upon such termination under this Agreement.

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(f) Nonqualified Deferred Compensation. To the extent that the payment of any amount under this Section 9 constitutes “nonqualified deferred compensation” for purposes of Code Section 409A (as defined in Section 19), any such payment scheduled to occur during the first sixty (60) days following the termination of employment shall not be paid until the sixtieth (60th) day following such termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto. In addition, if the Employee is deemed on the date of termination to be a “specified employee” within the meaning of Code Section 409A(a)(2)(B), any amounts to which Employee is entitled under this Section 9 that constitute “non-qualified deferred compensation” under Code Section 409A and would otherwise be payable prior to the earlier of (i) the 6-month anniversary of the Employee’s date of termination and (ii) the date of the Employee’s death (the “Delay Period”) shall instead be paid in a lump sum immediately upon (and not before) the expiration of the Delay Period to the extent required under Code Section 409A.

10.	OWNERSHIP OF MATERIALS

Employee agrees that all inventions, improvements, discoveries, designs, technology, and works of authorship (including but not limited to computer software) made, created, conceived, or reduced to practice by Employee, whether alone or in cooperation with others, during employment, together with all patent, trademark, copyright, trade secret, and other intellectual property rights related to any of the foregoing throughout the world, are among other things works made for hire and belong exclusively to the Company, and Employee hereby assigns all such rights to the Company. Employee agrees to execute any documents, testify in any legal proceedings, and do all things necessary or desirable to secure Company’s rights to the foregoing, including without limitation executing inventors’ declarations and assignment forms.

11.	LIMITATION ON BENEFITS

Notwithstanding anything to the contrary contained in this Agreement, to the extent that any of the payments and benefits provided for under this Agreement or any other agreement or arrangement between the Company and Employee (collectively, the “Payments”) (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this Section 8(g), would be subject to the excise tax imposed by Section 4999 of the Code, then the Payments shall be payable either (i) in full or (ii) as to such lesser amount which would result in no portion of such Payments being subject to excise tax under Section 4999 of the Code (determined in accordance with the reduction of payments and benefits paragraph set forth below); whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in Employee’s receipt on an after-tax basis, of the greatest amount of benefits under this Agreement, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless Employee and the Company otherwise agree in writing, any determination required under this Section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Employee and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely in reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. If any Payments would be reduced pursuant to the immediately preceding sentence but would not be so reduced if the stockholder approval requirements of section 280G(b)(5) of the Code are satisfied, the Company shall use its reasonable best efforts to cause such payments to be submitted for such approval prior to the event giving rise to such payments.

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The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order.

12.	PARTIES BENEFITED; ASSIGNMENTS

This Agreement shall be binding upon Employee, his heirs and his personal representative or representatives, and upon Company and its respective successors and assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned by Employee, other than by will or by the laws of descent and distribution.

13.	GOVERNING LAW

This Agreement shall be governed by the laws of the State of Texas and Employee expressly consents to the personal jurisdiction of the Texas state and federal courts for any lawsuit relating to this Agreement.

14.	DEFINITION OF COMPANY

“Company” shall include Clear Channel Communications, Inc., and its past, present and future divisions, operating companies, subsidiaries, affiliates and successors in interest.

15.	LITIGATION AND REGULATORY COOPERATION

During and after employment, Employee shall reasonably cooperate in the defense or prosecution of claims, investigations, or other actions which relate to events or occurrences during employment. Employee’s cooperation shall include being available to prepare for discovery or trial and to act as a witness. Company will pay an hourly rate (based on Base Salary as of the last day of employment) for cooperation that occurs after employment, and reimburse for reasonable expenses, including travel expenses, reasonable attorneys’ fees and costs.

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16.	INDEMNIFICATION

Company shall defend and indemnify Employee for acts committed in the course and scope of employment on terms no less favorable than those provided within the Company’s Certificate of Incorporation and By-Laws as of the Effective Date.

17.	DISPUTE RESOLUTION

(a)	Injunctive Relief: Employee agrees that irreparable damages to Company may result from Employee’s breach of this Agreement, including loss of revenue, loss of goodwill associated with Employee as a result of employment, and/or loss of the benefit to Company of any training, confidential, and/or trade secret information provided to Employee, and any other tangible and intangible investments made to and on behalf of Employee. A breach or threat of breach of this Agreement shall give the non-breaching party the right to seek a temporary restraining order and a preliminary or permanent injunction enjoining the breaching party from violating this Agreement in order to prevent immediate and irreparable harm. The breaching party shall pay to the nonbreaching party reasonable attorneys’ fees and costs associated with enforcement of this Agreement, including any appeals. Pursuit of equitable relief under this Agreement shall have no effect regarding the continued enforceability of the Arbitration Section below. Remedies for breach under this Section are cumulative and not exclusive; the parties may elect to pursue any remedies available under this Agreement.

(b)	Arbitration: The parties agree that any dispute or claim, including discrimination or retaliation claims, relating to this Agreement or arising out of Employee’s employment or termination of employment, shall, upon timely written request of either party, be submitted to binding arbitration, except claims regarding: (i) workers’ compensation benefits; (ii) unemployment benefits; (iii) Company’s employee welfare benefit plans, if the plan contains a final and binding appeal procedure for the resolution of disputes under the plan; (iv) wage and hour disputes within the jurisdiction of any state Labor Commissioner; and (v) issues that could be brought before the National Labor Relations Board or covered by the National Labor Relations Act. This Agreement is not intended to prohibit the Employee from filing a claim or communicating with any governmental agency including the Equal Employment Opportunity Commission, the National Labor Relations Board or the Department of Labor. The arbitration shall be conducted in the market in which Employee resides. The arbitration shall proceed in accordance with the National Rules for Resolution of Employment Disputes of the American Arbitration Association (“AAA”) in effect at the time the claim or dispute arose, unless other rules are agreed upon by the parties. Unless agreed to in writing, the arbitration shall be conducted by one arbitrator from AAA or a comparable arbitration service, and who is selected pursuant to the National Rules for Resolution of Employment Disputes of the AAA, or other rules as the parties may agree to in writing. Any claims received after the applicable statute of limitations period shall be deemed null and void. The arbitrator shall issue a reasoned award with findings of fact and conclusions of law. Either party may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement, or to enforce or vacate an arbitration award. However, in actions seeking to vacate an award, the standard of review to be applied by said court to the arbitrator’s findings of fact and conclusions of law will be the same as that applied by an appellate court reviewing a decision of a trial court sitting without a jury, unless state law requires otherwise. Company will pay the actual costs of arbitration excluding attorneys’ fees. Unless otherwise provided by law and awarded by the arbitrator, each party will pay its own attorneys’ fees and other costs.

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18.	REPRESENTATIONS AND WARRANTIES OF EMPLOYEE

Employee shall keep all terms of this Agreement confidential, except as may be disclosed to Employee’s spouse, accountants or attorneys. Employee represents that he is under no contractual or other restriction inconsistent with the execution of this Agreement, the performance of his duties hereunder, or the rights of Company. Employee represents that he is under no disability that would hinder the performance of his duties.

19.	SECTION 409A COMPLIANCE

(a)	It is the intent of the Company and Employee that the payments and benefits under this Agreement shall comply with Section 409A and applicable regulations and guidance thereunder (collectively, “Section 409A”) of the Internal Revenue Code of 1986, as amended, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance with Section 409A and the parties hereto agree to reasonably cooperate and use reasonable best efforts to effect such compliance.

(b)	Notwithstanding anything herein to the contrary, a termination of the Employment Period shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A (which, by definition, includes a separation from any other entity that would be deemed a single employer together with the Company for this purpose under Section 409A), and for purposes of any such provision of this Agreement, references to a “termination”, “termination of the Employment Period”, “termination of employment” or similar terms shall mean “separation from service.”

(c)	To the extent any reimbursements or in-kind benefits under this Agreement constitute “non-qualified deferred compensation” for purposes of Section 409A, (i) all such expenses or other reimbursements under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Employee, (ii) any right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(d)	Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the Company’s sole discretion. Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “non-qualified deferred compensation” for purposes of Section 409A be subject to offset, counterclaim or recoupment by any other amount unless otherwise permitted by Section 409A.

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20. MISCELLANEOUS

This Agreement is not effective unless fully executed by all parties, which may be done in counterparts. This Agreement, including Exhibits A, B, C, and D hereto, contains the entire agreement of the parties and supersedes any prior written or oral agreements or understandings between the parties. No modification shall be valid unless in writing and signed by the parties. The failure of a party to require performance of any provision of this Agreement shall not affect the right of such party to later enforce any provision. A waiver of the breach of any term or condition of this Agreement shall not be deemed a waiver of any subsequent breach of the same or any other term or condition. If any provision of this Agreement shall, for any reason, be held unenforceable, such unenforceability shall not affect the remaining provisions hereof, except as specifically noted in this Agreement, or the application of such provisions to other persons or circumstances, all of which shall be enforced to the greatest extent permitted by law. Company and Employee agree that the restrictions contained in Section 5, 6, and 7, are reasonable in scope and duration and are necessary to protect Confidential Information. If any restrictive covenant is held to be unenforceable because of the scope, duration or geographic area, the parties agree that the court or arbitrator may to reduce the scope, duration, or geographic area, and in its reduced form, such provision shall be enforceable. Should Employee violate the provisions of Sections 5, 6, or 7, then in addition to all other remedies available to Company, the duration of these covenants shall be extended for the period of time when Employee began such violation until he permanently ceases such violation. All provisions of this Agreement having or contemplated as having continued application from and after the termination of the Employment Period shall survive and continue in full force in accordance with their terns notwithstanding the termination of the Employment Period. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. The headings in this Agreement are inserted for convenience of reference only and shall not control the meaning of any provision hereof.

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Upon full execution by all parties, this Agreement shall be effective on the Effective Date in Section 1.

EMPLOYEE:

/s/ Ronald Cooper	Date:	12/10/09
Ronald Cooper

COMPANY:

/s/ Mark P. Mays	Date:	12/10/09
Mark P. Mays
Chief Executive Officer
Clear Channel Outdoor Holdings, Inc.

EXHIBIT A TO EMPLOYMENT AGREEMENT

Equity Compensation. As additional consideration for entering into this Agreement, Employee shall be granted equity compensation as set forth on this Exhibit A.

1)	Company Equity. Provided Employee remains employed by the Company on the applicable dates set forth below, Employee shall be granted (i) 150,000 restricted stock units (“RSUs”) and (ii) an aggregate of 500,000 incentive stock options and non-qualified stock options (with such options being allocated such that Employee receives the maximum amount of incentive stock options for which he may qualify under the Internal Revenue Code of 1986, as amended (“Code”)), each with respect to the common stock of the Company as follows:

a)	On the Effective Date, Employee shall be granted 150,000 RSUs and 300,000 stock options (with such options allocated such that Employee receives the maximum amount of incentive stock options for which he may qualify under the Code) pursuant to, and subject to the terms and conditions of, the Company’s 2005 Stock Incentive Plan (the “2005 Plan”), which grant shall be evidenced by the award agreements attached hereto as Exhibit B and Exhibit C.

b)	On each of the first, second and third anniversaries of the Effective Date, Employee shall be granted an aggregate of 66,667 incentive stock options and non-qualified stock options (with such Additional Company Options being allocated such that Employee receives the maximum amount of incentive stock options for which he may qualify under the Code) pursuant to, and subject to the terms and conditions of, the 2005 Plan, each such grant shall be evidenced by the award agreement attached hereto as Exhibit C.

2)	CCMH Equity. On the Effective Date, Employee shall be granted 165,000 stock options with respect to the common stock of CCMH, a parent of the Company under Treas. Reg. § 1.424-1(f)(1) as of the Effective Date, at an exercise price equal to $36 per share (with such options allocated such that Employee receives the maximum amount of incentive stock options for which he may qualify under the Code), which option grant has been approved by the board of directors of CCMH, pursuant to, and subject to the terms and conditions of, the Clear Channel 2008 Executive Incentive Plan, which grant shall be evidenced by the award agreement attached hereto as Exhibit D.

EXHIBIT B TO EMPLOYMENT AGREEMENT

Grantee:	Ronald Cooper
Date of Grant:	December 10, 2009

CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

2005 STOCK INCENTIVE PLAN, AS AMENDED AND RESTATED

RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Agreement”), made as of this day of December 10, 2009 (the “Grant Date”) by and between Clear Channel Outdoor Holdings, Inc., a Delaware corporation (the “Company”), and Ronald Cooper (the “Grantee”), evidences the grant by the Company of an award of restricted stock units (the “Award”) to the Grantee on such date and the Grantee’s acceptance of the Award in accordance with the provisions of the Clear Channel Outdoor Holdings, Inc. 2005 Stock Incentive Plan, as amended and restated (the “Plan”). All capitalized terms not defined herein shall have the meaning ascribed to them as set forth in the Plan. The Company and the Grantee agree as follows:

1.	Grant of Award. Subject to the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Grantee the Award, giving the Grantee the conditional right to receive 150,000 shares of Common Stock of the Company (the “Shares”).

2.	Vesting. Except as otherwise provided in this Agreement, the Award will vest with respect to 25% of the Shares of covered hereby on the first anniversary of the Grant Date, as to an additional 25% of the Shares covered hereby on the second anniversary of the Grant Date, as to an additional 25% of the Shares covered hereby on the third anniversary of the Grant Date, and as to an additional 25% of the Shares covered hereby on the fourth anniversary of the Grant Date (each a “Vesting Date”); provided, that, the Grantee is still employed by the Company on each such Vesting Date.

3.	Payment of Award. The Company shall, as soon as practicable upon the vesting of any portion of the Award (but in no event later than March 15 of the calendar year following the calendar year in which such vesting occurs), issue (if necessary) and transfer to the Grantee the Shares with respect to such vested portion of the Award, and shall deliver to the Grantee or have deposited in the Grantee’s brokerage account with the Administrator such Shares, at the Grantee’s election either electronically or represented by a certificate or certificates therefor, registered in the Grantee’s name. No Shares will be issued pursuant to this Award unless and until all legal requirements applicable to the issuance or transfer of such Shares have been complied with to the satisfaction of the Company.

4.	Termination of Employment.

a.	If the Grantee’s employment is terminated by the Company without Cause or by the Grantee for Good Cause, this Award shall automatically vest in full. For purposes of this section, each of “Cause” and “Good Cause” shall have the same meanings as given to such terms in the employment agreement between the Grantee and the Company dated as of December 10, 2009, as amended from time to time (the “Employment Agreement”).

EXHIBIT B TO EMPLOYMENT AGREEMENT

b.

If the termination of the Grantee’s employment is for any other reason, the then unvested portion of the Award shall be immediately forfeited without consideration. The Grantee’s status as an employee shall not be considered terminated in the case of a leave. of absence agreed to in writing by the Company (including, but not limited to, military and sick leave); provided, that, such leave is for a period of not more than three months or re-employment upon expiration of such leave is guaranteed by contract or statute.

c.	Notwithstanding any other provision of this Agreement or the Plan to the contrary, including, without limitation, Sections 2 and 6 of this Agreement:

i.	If Grantee has been terminated for Cause, then the unvested portion of the Award shall be forfeited without consideration.

ii.	If Grantee has been terminated for Cause or it has been determined by the Committee that Grantee has violated the provisions of any of Sections 4, 5, 6, or 7 of the Employment Agreement within the one (1) year period immediately following the vesting of any portion of the Award, the Grantee agrees that he/she will repay to the Company any gain realized on the vesting of such portion of the Award (such gain to be valued as of the relevant Vesting Date(s) based on the Fair Market Value of the Shares vesting on the relevant Vesting Date). Such repayment obligation will be effective as of the date specified by the Committee. Any repayment obligation must be satisfied in cash or at Grantee’s option, in shares of Common Stock having a Fair Market Value equal to the gain realized upon vesting of such portion of the Award. The Company is specifically authorized to off-set and deduct from any other payments, if any, including, without limitation, wages, salary or bonus, that it may owe the Grantee to secure the repayment obligations herein contained.

The determination of whether the Grantee has been terminated for Cause or has violated the provisions of any of Sections 4, 5, 6 or 7 of the Employment Agreement shall be determined by the Committee in good faith and in its sole discretion. The provisions of Section 4(e) shall have no effect following a Change in Control (as defined herein).

d.	The term “Company” as used in this Agreement with reference to the employment or service of the Grantee shall include the Company and its parent and subsidiaries, as appropriate.

5.	Change in Control. Upon the occurrence of a Change in Control (as defined herein) of either the Company or CC Media Holdings, Inc. (“CCMH”), this Award shall become immediately fully vested. For the purposes hereof, the term “Change in Control” (i) with respect to the Company shall mean a transaction or series of transactions that constitutes an “Exchange Transaction” within the meaning of the Plan or such other event involving a change in ownership or control of the business or assets of the Company as the Board, acting in its sole discretion, may determine and (ii) with respect to CCMH shall have the same meaning given to such term in the stock option agreement dated as of December 10, 2009 between CCMH and the Grantee with respect to CCMH options granted to the Grantee as of such date. For the avoidance of doubt, for purposes of clause (i) above, the determination of whether a transaction or series of transactions constitutes an Exchange Transaction within the meaning of the Plan shall be determined by the Board, acting in its sole discretion.

EXHIBIT B TO EMPLOYMENT AGREEMENT

6.	Withholding. The Grantee agrees that no later than each Vesting Date, the Grantee shall pay to the Administrator (or at the option of the Company, to the Company) such amount as the Company deems necessary to satisfy its obligation to withhold federal, state or local income or other taxes incurred with respect to the portion of the Award vesting on such Vesting Date. The Grantee may elect to pay to the Administrator (or at the option of the Company, to the Company) an amount equal to the amount of the taxes which the Company shall be required to withhold by delivering to the Administrator (or at the option of the Company, to the Company), cash, a check or at the option of the Grantee, shares of Common Stock having a Fair Market Value equal to the amount of the withholding tax obligation as determined by the Company.

7.	Rights as a Stockholder. No Shares shall be issued under this Award until payment of the applicable tax withholding obligations have been satisfied or provided for to the satisfaction of the Company, and the Grantee shall have no rights as a stockholder with respect to any Shares covered by this Award until such shares are duly and validly issued by the Company to or on behalf of the Grantee.

8.	Non-Transferability. This Award is not assignable or transferable except upon the Grantee’s death to a beneficiary designated by the Grantee in a manner prescribed or approved for this purpose by the Committee or, if no designated beneficiary shall survive the Grantee, pursuant to the Grantee’s will or by the laws of descent and distribution.

9:	Limitation of Rights. Nothing contained in this Agreement shall confer upon the Grantee any right with respect to the continuation of his employment or service with the Company, or interfere in any way with the right of the Company at any time to terminate such employment or other service or to increase or decrease, or otherwise adjust, the compensation and/or other terms and conditions of the Grantee’s employment or other service.

10.	Restrictions on Transfer. The Grantee agrees, by acceptance of this Award, that, upon issuance of any Shares hereunder, that, unless such Shares are then registered under applicable federal and state securities laws, (i) acquisition of such Shares will be for investment and not with a view to the distribution thereof, and (ii) the Company may require an investment letter from the Grantee in such form as may be recommended by Company counsel. The Company shall in no event be obliged to register any securities pursuant to the Securities Act of 1933 (as now in effect or as hereafter amended) or to take any other affirmative action in order to the issuance or transfer of Shares pursuant to this Award to comply with any law or regulation of any governmental authority.

EXHIBIT B TO EMPLOYMENT AGREEMENT

11.	Notice. Any notice to the Company provided for in this Agreement shall be addressed to it in care of its Secretary at its executive offices at Clear Channel Outdoor Holdings, Inc., 200 East Basse Road, San Antonio, Texas 78209-8328, and any notice to the Grantee shall be addressed to the Grantee at the current address shown on the payroll records of the Company. Any notice shall be deemed to be duly given if and when properly addressed and posted by registered or certified mail, postage prepaid.

12.	Incorporation of Plan by Reference. This Award is granted pursuant to the terms of the Plan, the terms of which are incorporated herein by reference, and this Award shall in all respects be interpreted in accordance with the Plan. The Committee shall interpret and construe the Plan and this Agreement and its interpretations and determinations shall be conclusive and binding on the parties hereto and any other person claiming an interest hereunder, with respect to any issue arising hereunder or thereunder. In the event of a conflict or inconsistency between the terms and provisions of the Plan and the provisions of this Agreement, the Plan shall govern and control.

13.	Governing Law. This Agreement and the rights of all persons claiming under this Agreement shall be governed by the laws of the State of Delaware, without giving effect to conflicts of laws principles thereof.

14.	Miscellaneous. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and may not be modified other than by written instrument executed by the parties.

[Signature Page Follows]

EXHIBIT B TO EMPLOYMENT AGREEMENT

IN WITNESS WHEREOF, the Company has caused this Award to be executed under its corporate seal by its duly authorized officer. This Award shall take effect as a sealed instrument.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

By:

Name: Mark P. Mays
Title: Chief Executive Officer

Dated:

Acknowledged and Agreed

Name: Ronald Cooper
Address of Principal Residence:

EXHIBIT C TO EMPLOYMENT AGREEMENT

Optionee:	Ronald Cooper
Date of Grant:	December 10, 2009

CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

2005 STOCK INCENTIVE PLAN, AS AMENDED AND RESTATED

INCENTIVE STOCK OPTION AGREEMENT

THIS STOCK OPTION AGREEMENT (the “Agreement”), made as of this day of December 10, 2009 (the “Grant Date”) by and between Clear Channel Outdoor Holdings, Inc., a Delaware corporation (the “Company”), and Ronald Cooper (the “Optionee”), evidences the grant by the Company of an Option to purchase a certain number of shares of the Company’s common stock, $.0l par value (the “Common Stock”) to the Optionee on such date and the Optionee’s acceptance of this Option (as defined below) in accordance with the provisions of the Clear Channel Outdoor Holdings, Inc. 2005 Stock Incentive Plan, as amended and restated (the “Plan”). All capitalized terms not defined herein shall have the meaning ascribed to them as set forth in the Plan. The Company and the Optionee agree as follows:

1.	Grant of Option. Subject to the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Optionee an option (this “Option”) to purchase 300,000 shares of Common Stock (the “Option Shares”) from the Company at the price per share of $9.03 (the “Option Price”).

2.	Limitations on Exercise of Option. Except as otherwise provided in this Agreement, this Option will vest and become exercisable with respect to 25% of the shares of Common Stock covered hereby on the first anniversary of the Grant Date, as to an additional 25% of the shares of Common Stock covered hereby on the second anniversary of the Grant Date, as to an additional 25% of the shares of Common Stock coveted hereby on the third anniversary of the Grant Date, and as to an additional 25% of the shares of Common Stock covered hereby on the fourth anniversary of the Grant Date (each, a “Vesting Date”); provided, that, the Optionee is still employed by the Company on each such Vesting Date.

3.	Term of this Option. Unless sooner terminated in accordance herewith or in the Plan, this Option shall expire on the tenth anniversary of the Grant Date (“Final Exercise Date”).

4.	Method of Exercise.

a,	The Optionee may exercise this Option, from time to time, to the extent then exercisable, by contacting the Company’s outside Plan administrator (the “Administrator”) and following the procedures established by the Administrator. The Option Price of this Option may be paid in cash or by certified or bank check or in any other manner the Compensation Committee of the Company’s Board of Directors (the “Committee”), in its discretion, may permit, including, without limitation, (i) the delivery of previously-owned shares, (ii) by a combination of a cash payment and delivery of previously-owned shares, or (iii) pursuant to a cashless exercise program established and made available through a registered broker-dealer in accordance with applicable law. In addition to the methods of payment otherwise permitted by the Plan, the Committee shall, at the election of the Optionee, hold back shares from an Option having a Fair Market Value equal to the exercise price in payment of the Option exercise price.

EXHIBIT C TO EMPLOYMENT AGREEMENT

b.	At the time of exercise, the Optionee shall pay to the Administrator (or at the option of the Company, to the Company) such amount as the Company deems necessary to satisfy its obligation to withhold federal, state or local income or other taxes incurred by reason of the exercise of this Option. The Optionee may elect to pay to the Administrator (or at the option of the Company, to the Company) an amount equal to the amount of the taxes which the Company shall be required to withhold by delivering to the Administrator (or at the option of the Company, to the Company), cash, a check or at the sole discretion of the Company, shares of Common Stock having a Fair Market Value equal to the amount of the withholding tax obligation as determined by the Company.

5.	Issuance of Shares. Except as otherwise provided in the Plan, as promptly as practical after receipt of notification of exercise and full payment of the Option Price and any required income tax withholding, the Company shall issue (if necessary) and transfer to the Optionee the number of Option Shares with respect to which this Option has been so exercised, and shall deliver to the Optionee or have deposited in the Optionee’s brokerage account with the Administrator such Option Shares, at the Optionee’s election either electronically or represented by a certificate or certificates therefor, registered in the Optionee’s name.

6.	Termination of Employment.

a.	If the Optionee’s termination of employment is due to death, this Option shall automatically vest and become immediately exercisable in full and shall be exercisable by the Optionee’s designated beneficiary, or, if none, the person(s) to whom the Optionee’s rights under this Option are transferred by will or the laws of descent and distribution for one year following such termination of employment (but in no event beyond the Final Exercise Date), and shall thereafter terminate.

b.	If the Optionee’s termination of employment is due to Disability (as defined herein), the Optionee shall be treated, for purposes of this Agreement only, as if his/her employment continued with the Company for the lesser of (i) five years or (ii) the Final Exercise Date and this Option will continue to vest and remain exercisable during such period (the “Disability Vesting Period”). Upon expiration of the Disability Vesting Period, this Option shall automatically terminate; provided, that, if the Optionee should die during such period, this Option shall automatically vest and become immediately exercisable in full and shall be exercisable by the Optionee’s designated beneficiary, or, if none, the person(s) to whom the Optionee’s rights under this Option are transferred by will or the laws of descent and distribution for one year following such death (but in no event beyond the teini of the Option), and shall thereafter terminate. For purposes of this section, “Disability” shall have the same meaning as in the Employment Agreement.

EXHIBIT C TO EMPLOYMENT AGREEMENT

c.	If the termination of the Optionee’s employment is for Cause (as defined herein), this Option shall terminate upon such termination of employment, regardless of whether this Option was then exercisable. For purposes of this section and Section 6(d), “Cause” shall have the same meaning as set forth in the Employment Agreement.

d.	If the Optionee’s employment is terminated by the Company without Cause or by the Optionee for Good Cause after August 31 of a calendar year, a pro-rata portion of the unvested Option that would have vested on the Vesting Date (as defined in Section 2 herein) during the calendar year that includes the date of termination shall become vested by multiplying the number of Options that would have vested prior to such December 31 by a fraction, the numerator of which is equal to the number of days elapsed during the calendar year that includes the Optionee’s date of employment termination and the denominator of which is 365. For purposes of this section, “Good Cause” shall have the same meaning as set forth in the Employment Agreement.

e.	In the event of a termination of the Optionee’s employment for any other reason not described above, the unvested portion of the Option, if any, shall terminate on the date of Optionee’s termination of employment and the vested portion of this Option shall be exercisable for a period of ninety (90) days following such termination of employment or service (but in no event beyond the term of the Option), and shall thereafter terminate. The Optionee’s status as an employee shall not be considered terminated in the case of a leave of absence agreed to in writing by the Company (including, but not limited to, military and sick leave); provided, that, such leave is for a period of not more than three months or reemployment upon expiration of such leave is guaranteed by contract or statute.

f.	Notwithstanding any other provision of this Agreement or the Plan to the contrary, including, without limitation, Sections 2 and 6 of this Agreement.

i.	If Optionee has been terminated for Cause, then this Option shall be cancelled and cease to be exercisable (whether or not then vested).

ii.	If Optionee has been terminated for Cause or it is determined by the Committee that Optionee has violated the provisions of any of Sections 4, 5, 6 or 7 of the Employment Agreement within the one (1) year period immediately following the exercise of any Option granted under this Agreement, the Optionee agrees that he/she will repay to the Company any gain realized on the exercise of such Option (such gain to be valued as of the relevant exercise date(s)). Such repayment obligation will be effective as of the date specified by the Committee. Any repayment obligation must be satisfied in cash or, at Optionee’s discretion, in shares of Common Stock having a Fair Market Value equal to the gain realized upon exercise of the Option. The Company is specifically authorized to off-set and deduct from any other payments, if any, including, without limitation, wages, salary or bonus, that it may owe the Optionee in order to secure the repayment obligations herein contained.

EXHIBIT C TO EMPLOYMENT AGREEMENT

The determination of whether the Optionee has been terminated for Cause or has violated the provisions of any of Sections 4, 5, 6 or 7 of the Employment Agreement shall be determined by the Committee in good faith and in its sole discretion. The provisions of Section 6(f) shall have no effect following a Change in Control (as defined herein).

g.	The term “Company” as used in this Agreement with reference to the employment of the Optionee shall include the Company and its parent and subsidiaries, as appropriate.

7.

Change in Control. Upon the occurrence of a Change in Control (as defined herein) of either the Company or CC Media Holdings, Inc. (“CCMH”), this Option shall become immediately vested and exercisable in full subject to Section 11 of the Plan; provided that in the event of a Change in Control in which the shareholders of the. Company receive as merger consideration common stock of a non-public company, the Optionee shall be permitted, but not required, to exchange his Option (or be granted a substituted option) to acquire shares of common stock of the acquirer (any such exchange or substitution shall be made in compliance with Section 409A and Section 422 of the Code, as applicable), or, in lieu thereof, to exercise his Option and to cause the Company to redeem the shares of stock received upon exercise coincident with such transaction (such redemption shall be on the same basis as if Optionee had participated in such transaction as a stockholder). For the purposes hereof, the term “Change in Control” (i) with respect to the Company shall mean a transaction or series of transactions that constitutes an “Exchange Transaction” within the meaning of the Plan or such other event involving a change in ownership or control of the business or assets of the Company as the Board, acting in its sole discretion, may determine and (ii) with respect to CCMH shall have the same meaning given to such term in the stock option agreement dated as of December 10, 2009 between CCMH and the Optionee with respect to CCMH options granted to the Optionee as of such date. For the avoidance of doubt, for purposes of clause (i) above, the determination of whether a transaction or series of transactions constitutes an Exchange Transaction within the meaning of the Plan shall be determined by the Board, acting in its sole discretion.

8.	Rights as a Stockholder. No shares of Common Stock shall be issued in respect of the exercise of this Option until payment of the exercise price and the applicable tax withholding obligations have been satisfied or provided for to the satisfaction of the Company, and the Optionee shall have no rights as a stockholder with respect to any shares covered by this Option until such shares are duly and validly issued by the Company to or on behalf of the Optionee.

EXHIBIT C TO EMPLOYMENT AGREEMENT

9.	Non-Transferability. This Option is not assignable or transferable except upon the Optionee’s death to a beneficiary designated by the Optionee in a manner prescribed or approved for this purpose by the Committee or, if no designated beneficiary shall survive the Optionee, pursuant to the Optionee’s will or by the laws of descent and distribution. During an Optionee’s lifetime, this Option may be exercised, only by the Optionee or the Optionee’s guardian or legal representative.

10.	Limitation of Rights. Nothing contained in this Agreement shall confer upon the Optionee any right with respect to the continuation of his employment with the Company, or interfere in any way with the right of the Company at any time to terminate such employment or to increase or decrease, or otherwise adjust, the compensation and/or other terms and conditions of the Optionee’s employment.

11.	Restrictions on Transfer. The Optionee agrees, by acceptance of this Option, that, upon issuance of any shares hereunder, that, unless such shares are then registered under applicable federal and state securities laws, (i) acquisition of such shares will be for investment and not with a view to the distribution thereof, and (ii) the Company may require an investment letter from the Optionee in such form as may be recommended by Company counsel. The Company shall in no event be obliged to register any securities pursuant to the Securities Act of 1933 (as now in effect or as hereafter amended) or to take any other affirmative action in order to cause the exercise of this Option or the issuance or transfer of shares pursuant thereto to comply with any law or regulation of any governmental authority.

12.	Notice. Any notice to the Company provided for in this Agreement shall be addressed to it in care of its Secretary at its executive offices at Clear Channel Outdoor Holdings, Inc., 200 East Basse Road, San Antonio, Texas 78209-8328, and any notice to the Optionee shall be addressed to the Optionee at the current address shown on the payroll records of the Company. Any notice shall be deemed to be duly given if and when properly addressed and posted by registered or certified mail, postage prepaid.

13.	Incorporation of Plan by Reference. This Option is granted pursuant to the terms of the Plan, the terms of which are incorporated herein by reference, and this Option shall in all respects be interpreted in accordance with the Plan. The Committee shall interpret and construe the Plan and this Agreement and its interpretations and determinations shall be conclusive and binding on the parties hereto and any other person claiming an interest hereunder, with respect to any issue arising hereunder or thereunder. In the event of a conflict or inconsistency between the terms and provisions of the Plan and the provisions of this Agreement, the Plan shall govern and control.

14.	Governing Law. This Agreement and the rights of all persons claiming under this Agreement shall be governed by the laws of the State of Delaware, without giving effect to conflicts of laws principles thereof.

15.	Tax Status of Option. This Option is intended to be, to the maximum extent permissible under Section 422(d) of the Code, an incentive stock option within the meaning of Section 422 of the Code.

EXHIBIT C TO EMPLOYMENT AGREEMENT

16.	Miscellaneous. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and may not be modified other than by written instrument executed by the parties.

IN WITNESS WHEREOF, the Company has caused this Option to be executed under its corporate seal by its duly authorized officer. This Option shall take effect as a sealed instrument.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

By:	Name:
Title:

Dated:

Acknowledged and Agreed

Name: Ronald Cooper

Address of Principal Residence:

EXHIBIT D TO EMPLOYMENT AGREEMENT

EXECUTIVE OPTION AGREEMENT

Optionee: Ronald Cooper

This Option and any securities issued upon exercise of this Option are subject to restrictions on transfer and requirements of sale and other provisions as set forth below.

CC MEDIA HOLDINGS, INC.

INCENTIVE STOCK OPTION AGREEMENT

This stock option (the “Option”) is granted by CC Media Holdings, Inc., a Delaware corporation (the “Company”), to the Optionee, pursuant to the Company’s 2008 Executive Incentive Plan (as amended from time to time, the “Plan”). For the purpose of this Executive Option Agreement (the “Agreement”), the “Grant Date” shall mean December 10, 2009.

1. Grant of Option. The Agreement evidences the grant by the Company on the Grant Date to the Optionee of an option to purchase, in whole or in part, on the terms provided herein and in the Plan, 165,000 shares of Class A Common Stock, par value $.001 per share (the “Shares”) from the Company at the price per share of $36.

The Option evidenced by this Agreement is intended to qualify, to the maximum extent permissible under Section 422(d) of the Code, as an incentive stock option under Section 422 of the Code.

2.	Vesting.

(a) During Employment. During the Optionee’s Employment, this Option shall vest and become exercisable with respect to 25% of the Option on each of the first, second, third, and fourth anniversaries of the Grant Date.

(b) Termination of Employment. Subject to Section 2(c) below, automatically and immediately upon the cessation of Employment, all outstanding and unvested Options shall terminate, and the vested portion shall be exercisable as described in Section 3 below.

(c) Change in Control. Notwithstanding any other provision of this Section 2, in the event of a Change of Control, 100% of the then outstanding and unvested Options shall become eligible to vest and shall vest and become exercisable in full in accordance with Section 3(a) below.

Notwithstanding the foregoing (but subject to any contrary provision of this Agreement or any other written agreement between the Company and the Optionee with respect to vesting and termination of Awards granted under the Plan), no Options shall vest or shall become eligible to vest on any date specified above unless the Optionee is then, and since the Grant Date has continuously been, an Employee.

EXHIBIT D TO EMPLOYMENT AGREEMENT

3. Exercise of Option. Each election to exercise this Option shall be subject to the terms and conditions of the Plan and shall be in writing, signed by the Optionee or by his or her executor or administrator or by the person or persons to whom this Option is transferred by will or the applicable laws of descent and distribution (the “Legal Representative”), and made pursuant to and in accordance with the terms and conditions set forth in the Plan. In addition to the methods of payment otherwise permitted by the Plan, the Administrator shall, at the election of the Optionee, hold back Shares from an Option having a Fair Market Value equal to the exercise price in payment of the Option exercise price. The latest date on which this Option may be exercised (the “Final Exercise Date”) is the date which is the tenth anniversary of the Grant Date, subject to earlier termination in accordance with the terms and provisions of the Plan and this Agreement. Notwithstanding the foregoing, and subject to the provisions of Section 2(c) above, the following rules will apply if the Optionee’s Employment ceases:

(a) any portion of this Option held by the Optionee immediately prior to the termination of the Optionee’s Employment by reason of a termination by the Company without Cause or by the Optionee with Good Cause, to the extent then vested and exercisable, will remain exercisable for the shorter of (i) a period of 90 days or (ii) the period ending on the Final Exercise Date, and will thereupon terminate; and

(b) any portion of this Option held by the Optionee immediately prior to the termination of the Optionee’s Employment by reason of death or Disability, to the extent then vested and exercisable, will remain exercisable for the shorter of (i) the one year period ending with the first anniversary of the Optionee’s death or Disability, as the case may be, or (ii) the period ending on the Final Exercise Date, and will thereupon terminate.

4. Withholding. No Shares will be transferred pursuant to the exercise of this Option unless and until the person exercising this Option shall have remitted to the Company an amount sufficient to satisfy any federal, state, or local withholding tax requirements, or shall have made other arrangements satisfactory to the Company with respect to such taxes. The Administrator may, in its sole discretion, hold back Shares otherwise receivable upon, exercise of the Option or permit an Optionee to tender previously owned shares of Stock in satisfaction of tax withholding requirements (but not in excess of the applicable minimum statutory withholding rate).

5. Nontransferability of Option. This Option is not transferable by the Optionee other than by will or the applicable laws of descent and distribution, and is exercisable during the Optionee’s lifetime only by the Optionee.

6.	Restrictions on Shares.

(a) Transferability of Shares. Except as provided in this Section 6, no Transfer of Shares received upon exercise of the Option (“Received Shares”) by the Optionee is permitted:

(i) Permitted Transferees. The Optionee may Transfer any and all Received Shares to a Permitted Transferee, provided that such Permitted Transferee shall become a party to and subject to the terms and conditions of this Agreement. Prior to the initial Transfer of any Received Shares to a given Permitted Transferee pursuant to this Section 6(a) and as a condition thereto, the Permitted Transferee shall execute a written agreement in a form provided by the Company under which such Permitted Transferee shall become subject to all provisions of this Agreement to the extent applicable to the Received Shares, including without limitation Sections 6, 7, and 11.

EXHIBIT D TO EMPLOYMENT AGREEMENT

(ii) Public Transfers. After the third anniversary of the closing of a Qualified Public Offering, the Optionee may Transfer any or all Received Shares to the public pursuant to Rule 144 under the Securities Act of 1933, as amended (“Rule 144”).

(iii) Sale Rights on Termination Due to Death or Disability. Upon the Optionee’s termination of Employment due to death or Disability, the Optionee and his or her Permitted Transferees will have the right, subject to Sections 6(a)(v) and 6(a)(vi), to sell to the public pursuant to Rule 144 at any time during the one-year period following the effective date of such termination all or any portion of the Received Shares, notwithstanding that such a Transfer might not otherwise then be permitted by Section 6(a)(ii).

(iv) Release of Received Shares. If prior to the third anniversary of the closing of a Qualified Public Offering, any Investor makes a Transfer of its Equity Shares to any Person (other than a Transfer to any other Investor or Sponsor or to any of the respective Affiliates or Affiliated Funds of any such Investor or Sponsor), then the Optionee will be permitted to Transfer, pursuant to Rule 144, that portion of the Optionee’s Received Shares that bears the same proportion to the total number of Shares with respect to which this Option is then vested and exercisable and Received Shares then owned by the Optionee as the number of Equity Shares that were Transferred by such Investor bears to the total number of Equity Shares that were owned by all Investors immediately prior to such Transfer.

(v) Legal Restrictions; Other Restrictions. The restrictions on Transfer contained in this Agreement, including those specified in this Section 6, are in addition to any prohibitions and other restrictions on transfer arising under any applicable laws, rules or regulations, and the Optionee may not Transfer Received Shares to any other Person unless the Optionee first takes all reasonable and customary steps, to the reasonable satisfaction of the Company, to ensure that such Transfer would not violate, or be reasonably expected to restrict or impair the respective business activities of the Company or any of its subsidiaries under, any applicable laws, rules or regulations, including applicable securities, antitrust or U.S. federal communications laws, rules and regulations. The restrictions on Transfer contained in this Agreement are in addition to any other restrictions on Transfer to which the Optionee may be subject, including any restrictions on Transfer contained in the Company’s certificate of incorporation (including restrictions therein relating to federal communications laws), or any other agreement to which the Optionee is a party or is bound or any applicable lock-up rules and regulations of any national securities exchange or national securities association.

EXHIBIT D TO EMPLOYMENT AGREEMENT

(vi) Impermissible Transfers. Any Transfer of Received Shares not made in compliance with the terms of this Section 6 shall be null and void ab initio, and the Company shall not in any way give effect to any such Transfer.

(vii) Period. Upon the occurrence of a Change of Control, all the Transfer restrictions of this Section 6 shall terminate.

(b) Drag Rights.

(i) Sale Event Drag Along. If the Company notifies the Optionee in writing that it has received a valid Drag Along Sale Notice (as defined in the Stockholders Agreement) pursuant to the Stockholders Agreement and that Capital IV has informed the Company that it desires to have the Optionee participate in the transaction that is the subject of the Drag Along Sale Notice, then the Optionee shall be bound and obligated to Transfer in such transaction the percentage of the aggregate number of Shares with respect to which this Option is then vested and exercisable and Received Shares then held by the Optionee that, the Company notifies the Optionee is equal to the percentage of Equity Shares held by the Sponsors and their Affiliates that the Sponsors and Affiliates are transferring in such transaction, on the same terms and conditions as the Sponsors and their Affiliates with respect to each Equity Share Transferred. With respect to a given transaction that is the subject of a Drag Along Notice, the Optionee`s obligations under this Section 6(b) shall remain in effect until the earlier of (1) the consummation of such transaction and (2) notification by the Company that such Drag Along Sale Notice has been withdrawn.

(ii) Waiver of Appraisal. Rights. The Optionee agrees not to demand or exercise appraisal rights under Section 262 of the Delaware General Corporate Law, as amended, or otherwise with respect to any transaction subject to this Section 6(b), whether or not such appraisal rights are otherwise available.

(iii) Further Assurances, The Optionee shall take or cause to be taken all such actions as requested by the Company or Capital IV in order to consummate any transaction subject to this Section 6(b) and any related transactions, including but not limited to the exercise of vested Options and the execution of agreements and other documents requested by the Company.

(iv) Period. The foregoing provisions of this Section 6(b) shall terminate upon the occurrence of a Change of Control.

(c) Lock-Up. The Optionee agrees that in connection with a Public Offering, upon the request of the Company or the managing underwriters(s) of such Public Offering, the Optionee will not Transfer, make any short sale of, loan, grant any option for the purchase of, pledge, enter into any swap or other arrangement that transfers any of the economic ownership, or otherwise encumber or dispose of the Option or any portion thereof or any of the Received Shares for such period as the Company or such managing underwriter(s), as the case may be, may request, commencing on the effective date of the registration statement relating to such Public Offering and continuing for not more than 90 days (or 180 days in the case of any Public Offering up to and including the Qualified Public Offering), except with the prior written consent of the Company or such managing underwriter(s), as the case may be. The Optionee also agrees that he or she will sign a “lock up” or similar arrangement in connection with a Public Offering on terms and conditions that the Company or the managing underwriter(s) thereof deems necessary or desirable.

EXHIBIT D TO EMPLOYMENT AGREEMENT

7. Grant of Proxy. To the extent permitted by law, the Optionee hereby grants to Capital IV an irrevocable proxy coupled with an interest, with full power of substitution, to vote such Optionee’s Received Shares as Capital IV sees fit on all matters related to (i) the election of members of the Board, (ii) any transaction subject to Section 6(b) herein or (iii) any amendment to the Company’s certificate of incorporation to increase the number of shares of common stock authorized thereunder. Such proxy shall be valid and remain in effect until the earlier of (1) the occurrence of a Change of Control and (2) with respect to any particular matter, the latest date permitted by applicable law.

8. Change of Control. In the event of a Change of Control in which the shareholders of the Company receive as merger consideration common stock of a non-public company, the Optionee shall be permitted, but not required, to exchange his Option (or be granted a substituted option) to acquire shares of common stock of the acquirer (any such exchange or substitution shall be made in compliance with Section 409A and Section 422 of the Code, as applicable), or, in lieu thereof, to exercise his Option and to cause the Company to redeem the shares of stock received upon exercise coincident with such transaction (such redemption shall be on the same basis as if Optionee had participated in such transaction as a stockholder).

9. Status Change. Upon the termination of the Optionee’s Employment, this Option shall continue or terminate, as and to the extent provided in the Plan and this Agreement.

10. Effect on Employment. Neither the grant of this Option, nor the issuance of Shares upon exercise of this Option, shall give the Optionee any right to be retained in the employ of the Company or its Affiliates, affect the right of the Company or its Affiliates to discharge or discipline such Optionee at any time, or affect any right of such Optionee to terminate his or her Employment at any time.

11. Non-Competition, Non-Solicitation, Non-Disclosure. In the event of a breach by Employee of Section 4, 5, 6 or 7 of Optionee’s Employment Agreement (without the advance written consent of the Company) that occurs . during the period following termination of employment, the Company may require that (i) the Optionee sell to the Company Received Shares then held by the Optionee for a purchase price equal to the aggregate exercise price of the Options and (ii) the Optionee remit or deliver to the Company (1) the amount of any gain realized upon the sale of any Received Shares, and (2) any consideration received upon the exchange of any Received Shares (or the extent that such consideration was not received in the form of cash, the cash equivalent thereof valued at the time of the exchange). The Company shall have the right to offset, against any Shares and any cash amounts due to the Optionee under or by reason of Optionee’s holding this Option, any amounts to which the Company is entitled as a result of Optionee’s violation of the terms of any non-competition, non-solicitation or nondisclosure agreement with the Company or Optionee’s breach of any duty to the Company. Accordingly, Optionee acknowledges that (i) the Company may withhold delivery of Shares, (ii) the Company may place the proceeds of any sale or other disposition of Shares in an escrow account of the Company’s choosing pending resolution of any dispute with the Company, and (iii) the Company has no liability for any attendant market risk caused by any such delay, withholding, or escrow. The Optionee acknowledges and agrees that the calculation of damages from a breach of an agreement with the Company or of any duty to the Company would be difficult to calculate accurately and that the right to offset or other remedy provided for herein is reasonable and not a penalty. The Optionee further agrees not to challenge the reasonableness of such provisions even where the Company rescinds, delays, withholds or escrows Shares or proceeds or uses those Shares or proceeds as a setoff.

EXHIBIT D TO EMPLOYMENT AGREEMENT

12. Provisions of the Plan. This Option is subject in its entirety to the provisions of the Plan, which are incorporated herein by reference. A copy of the Plan as in effect on the date of the grant of this Option has been furnished to the Optionee. By exercising all or any part of this Option, the Optionee agrees to be bound by the terms of the Plan and this Agreement. In the event of any conflict between the terms of the Plan and this Agreement, the terms of this Agreement shall control.

13. Definitions. The initially capitalized terms Optionee and Grant Date shall have the meanings set forth on the first page of this Agreement; initially capitalized terms not otherwise defined herein shall have the meaning provided in the Plan, and, as used herein, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. For the purposes of this Agreement, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this Agreement, none of the Company or any of its subsidiaries will be considered an Affiliate of any Sponsor or any of their respective Affiliates or Affiliated Funds.

“Affiliated Fund” means, with respect to any specified Person, (a) an investment fund that is an Affiliate of such Person or that is advised by the same investment adviser as such Person or by an Affiliate of such investment adviser or such Person or, with respect to a Person that is a Sponsor or an Affiliate of a Sponsor, (b) any partnership, limited liability company or other legal entity controlled (i) jointly by the Sponsors and/or their respective Affiliates or (ii) individually by a single Sponsor and/or its Affiliates, in each case (i) and (ii) that is formed to invest directly or indirectly in the Company.

“Capital IV” means Clear Channel Capital IV, LLC, a Delaware limited liability company formed and jointly controlled by the Sponsors, and its successors and/or assigns.

EXHIBIT D TO EMPLOYMENT AGREEMENT

“Capital V” means Clear Channel Capital V, L.P., a Delaware limited partnership formed and jointly controlled by the Sponsors, and its successors and/or assigns.

“Cause” shall have the same meaning given to such term in the Optionee’s Employment Agreement.

“Change of Control” means (a) any consolidation or merger of the Company with or into any other corporation or other Person, or any other corporate reorganization or transaction (including the acquisition of capital stock of the Company), whether or not the Company is a party thereto, after which the Sponsors and their respective Affiliated Funds and Affiliates do not directly or indirectly control capital stock representing more than 25% of the economic interests in and 25% of the voting power of the Company or other surviving entity immediately after such consolidation, merger, reorganization or transaction; (b) any stock sale or other transaction or series of related transactions, whether or not the Company is a party thereto, after which in excess of 50% of the Company’s voting power is owned directly or indirectly by any Person and its “affiliates” or “associates” (as such terms are defined the Securities Exchange Act of 1934, as amended and the rules thereunder), other than the Sponsors and their respective Affiliated Funds and Affiliates (or a group of Persons that includes such Persons); or (c) a sale of all or substantially all of the assets of the Company to any Person and the “affiliates” or “associates” of such Person (or a group of Persons acting in concert), other than the Sponsors and their respective Affiliated Funds and Affiliates (or a group of Persons that includes such Persons).

“Disability” (a) has the meaning given to such term in the Optionee’s Employment Agreement then in effect, if any, between the Optionee and the Company or any of its subsidiaries, or (b) if there is no such term in such employment agreement or there is no such employment agreement then in effect, means the disability of an Optionee during his or her Employment through any illness, injury, accident or condition of either a physical or psychological nature as a result of which, in the judgment of the Board, he or she is unable to perform substantially all of his or her duties and responsibilities, notwithstanding the provision of any reasonable accommodation, for 6 consecutive months during any period of 12 consecutive months.

“Employment Agreement” means the employment agreement between the Optionee and the Company dated December 10, 2009, as amended from time to time.

“Equity Shares” means Shares as such term is used in the Stockholders Agreement.

“Good Cause” shall have the same meaning given to such term in the Optionee’s Employment Agreement.

“Investors” means Capital IV and Capital V and their “Permitted Transferees,” as defined in the Stockholders Agreement.

“Investor Shares” means Equity Shares of any type held by the Investors and shall include any stock, securities or other property or interests received by the Investors in respect of Equity Shares in connection with any stock dividend or other similar distribution, stock split or combination of shares, recapitalization, conversion, reorganization, consolidation, split-up, spinoff, combination, repurchase, merger, exchange of stock or other transaction or event that affects the Company’s capital stock occurring after the date of issuance.

EXHIBIT D TO EMPLOYMENT AGREEMENT

“Members of the Immediate Family” means, with respect to an individual, each spouse or child or other descendant of such individual, each trust created solely for the benefit of one or more of the aforementioned persons and their spouses and each custodian or guardian of any property of one or more of the aforementioned persons in his or her capacity as such custodian or guardian.

“Permitted Transferee” means (a) the Optionee’s estate, executors, administrators, personal representatives, heirs, legatees or distributees, in each case acquiring the Received Shares in question pursuant to the will or other instrument taking effect at death of such Optionee or by applicable laws of descent and distribution, or (b) a trust, private foundation or entity formed for estate planning purposes for the benefit of the Optionee and/or any of the Members of the Immediate Family of such Optionee. In addition, the Optionee shall be a Permitted Transferee of the Optionee’s Permitted Transferees.

“Public Offering” means a public offering and sale of shares of common stock of the Company, for cash pursuant to an effective registration statement under the Securities Act of 1933, as amended.

“Qualified Public Offering” means the first underwritten Public Offering after the Grant Date pursuant to an effective registration statement (other than on Form S-4, S-8 or a comparable form) in connection with which the Company or any of the Sponsors or their respective Affiliates or Affiliated Funds receives sale proceeds therefrom.

“Sponsors” shall mean Bain Capital (CC) IX L.P. and Thomas H. Lee Equity Fund VI, L.P.

“Stockholders Agreement” means the Stockholders Agreement, dated as of July 29, 2008, as amended from time to time, by and among the Company, BT Triple Crown Merger Co., Inc. and other stockholders of the Company who from time to time may become parties thereto.

“Transfer” means any sale, pledge, assignment, encumbrance, distribution or other transfer or disposition of shares or other property to any other Person, whether directly, indirectly, voluntarily, involuntarily, by operation of law, pursuant to judicial process or otherwise.

14. General. For purposes of this Option and any determinations to be made by the Administrator or Committee, as the case may be, hereunder, the determinations by the Administrator or Committee, as the case may be, shall be binding upon the Optionee and any transferee.

[Signature Page Follow

EXHIBIT D TO EMPLOYMENT AGREEMENT

IN WITNESS WHEREOF, the Company has caused this Option to be executed under its corporate seal by its duly authorized officer. This Option shall take effect as a sealed instrument.

CC MEDIA HOLDINGS, INC.

By:

Dated:

Acknowledged and Agreed

Ronald Cooper

Address of Principal Residence